Exhibit 99.1

Mercado Libre denies the accusations against it.

The company denies the accusation, which seeks to discredit the company’s transparent operations for over 20 years in this country.

The company clarifies that it did not use any line of credit from Banco Nación, as is mentioned in certain news sources.

Buenos Aires, February 5, 2020.- With respect to information regarding the criminal complaint against Mercado Libre and some of its directors; the company completely denies any allegations of the use of insider information in the management of the common investment fund administered by Industrial Asset Management, the custodian of which is the Banco Industrial (BIND), in which funds of Mercado Pago users are invested.

The company has not yet received official notice of the complaint. Given the transparency it always offers its users and investors, its trajectory of more than 20 years in Argentina and its status as a public company (NASDAQ:MELI), Mercado Libre will vigorously defend itself against these false accusations.

The common investment fund is managed by Industrial Asset Management and held by Banco Industrial (BIND) as custodian, and they make the decisions on buying, selling and managing the Fund's assets, in accordance with current regulations.

It should be noted that the fund currently has one million people who receive returns on their digital balances, representing two-thirds of the country's primary accounts (cuentas comitentes). This tool alone has achieved the greatest financial inclusion in terms of savings and investment in Argentina's history, with an average investment amount of 6,100 pesos.

Furthermore, the Company clarifies the following false claims:

•	Mercado Libre did not use any line of credit from Banco Nación, as mentioned in certain news sources. Mercado Libre regularly receives proposals for funding from different banks and, when the company received a proposal from Banco Nación in 2018, the company decided to decline the proposal.

•	With respect to the regime under the Law to Promote a Knowledge-based Economy (Ley de Economía del Conocimiento), Mercado Libre is subject to this regime because it is an Argentine software development company and provides added value in e-commerce. Since 2007, the company has been registered under the software development law, which was renewed in 2014 and which since 2019 is the Law to Promote a Knowledge-based Economy (Ley de Economía del Conocimiento). The company never received an official notification from AFIP regarding its qualification under the law or any tax-related debt. In 2019, Mercado Libre collected more than 16 billion pesos of different taxes for the national treasury and for the provinces..

It is important to note that since benefiting from the software development law, and as contemplated by the law, Mercado Libre has been audited four times by the Secretariat for Industry of the different governments during the period from 2007 to 2016. The results of these audits were favorable to Mercado Libre. It was confirmed that the company meets the requirements mandated by the rule to be a beneficiary of the law and that more than 85% of the employees are developing promoted activities.

Mercado Libre is a multi-Latin company of Argentine origin with more than 10,000 employees in the region. In Argentina, where the company earns 20% of its revenue, the company has 13 development centers across 6 provinces and more than 4,500 employees. This year, the company plans to hire 1,400 new positions to continue its growth and investment plan in the country.

About the Common Investment Fund

Mercado Pago and BIND offer Mercado Pago users the possibility to generate returns on the outstanding balance in their account through Mercado Pago’s app. This is a low-risk instrument conceived for small savings. Mercado Pago serves as a channel of communication to permit users the invest, view and track their returns.

The common investment fund (FCI) is regulated by the Comisión Nacional de Valores (CNV), administered by Industrial Asset Management, and held by Banco Industrial (BIND) as custodian.

By clicking on a link users are able to see on a daily basis the composition of the fund.